Exhibit 99.1

FOR IMMEDIATE RELEASE

Pinnacle Foods Inc. To Acquire Iconic Wish-Bone® Salad Dressings

Company to Host Conference Call To Discuss Transaction

PARSIPPANY, N.J., August 12, 2013 – Pinnacle Foods today announced that it has entered into a definitive agreement to acquire the Wish-Bone® salad dressings business from Unilever PLC, in a transaction that is expected to be immediately accretive to Pinnacle. The acquisition, which is subject to customary closing conditions, is expected to be completed in late Q3 or early Q4 2013.

Wish-Bone is a leading salad dressing brand, holding the #1 share position in the Italian segment of the category and the #3 position overall. The portfolio being acquired includes a broad range of liquid and dry-mix salad dressing flavors under the Wish-Bone and Western® brand names. The brands have attractive margins and high free cash flow conversion and are expected to immediately enhance Pinnacle margins. Combined annual sales of the brands being acquired total approximately $190 million.

Commenting on the announcement, Pinnacle Foods Chief Executive Officer Bob Gamgort stated, “The acquisition of Wish-Bone is a perfect fit with our successful strategy of ‘Reinvigorating Iconic Brands.’ In addition to enabling significant cost synergies and tax benefits, the transaction enhances our ability to offer consumers meal solutions and recipe ideas across our broad portfolio of brands. We are excited to apply our innovation capabilities to this great brand.”

The purchase price of the transaction is $580 million, which will be funded with cash on hand and new debt. Given that the acquisition will be structured as an asset purchase, Pinnacle expects to realize approximately $125 million in tax benefits on a net present value basis. Cost synergies are expected to be substantial, as the Company plans to invest $40-50 million in capital to consolidate production into an existing Pinnacle facility and fully leverage the Company’s supply chain. Unilever will continue to manufacture the brands to be acquired, for a period of time, under a third-party manufacturing agreement. Synergy realization will be phased over time, beginning in 2014 and ramping up through 2015, as manufacturing is transitioned to Pinnacle. Full run-rate EBITDA of the acquired business is expected to reach $65 million, once full synergies are realized.

EPS accretion is expected to grow from a slight impact in 2013 to meaningful levels, beginning in 2014. Updated 2013 EPS guidance, including the expected impact of the Wish-Bone acquisition, will be provided in the Company’s second quarter earnings announcement being released on August 14, 2013.

The Company will host a conference call to discuss the transaction today at 5:00pm (ET). To access the call, investors and analysts can dial (866) 655-9758 in the U.S. and Canada or (973) 935-8718 from outside the U.S. and Canada and referencing Access Code: 31647397. A replay of the call will be available, beginning August 12, 2013 at 9:00 PM (ET) until August 22, 2013, by dialing (855) 859-2056 in the U.S. and Canada or (404) 537-3406 from outside the U.S. and Canada and referencing Access Code 31647397. Access to a live audio webcast and replay of the event will be available in the Investor Center of the Company’s corporate website at www.pinnaclefoods.com.

BofA Merrill Lynch is serving as exclusive financial advisor to Pinnacle Foods in connection with this transaction.

Financial Contact:

Maria Sceppaguercio

Senior Vice President, Investor Relations

(973) 541-8629

Media Contact:

Elizabeth Rowland

Pinnacle Foods Media Relations

(973) 541-8620

mediainquiries@pinnaclefoods.com

About Pinnacle Foods Inc.

In more than 85% of American households, consumers reach for Pinnacle Foods brands. Pinnacle Foods is a Top 1000 Company as ranked by Fortune Magazine. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Parsippany, NJ, our business employs an average of 4,400 employees. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or #2 market position in 10 of the 12 major categories in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® shelf-stable pickles, Mrs. Butterworth’s® and Log Cabin® table syrups, Armour® canned meats, Brooks® and Nalley® chili and chili ingredients, Duncan Hines® Comstock® and Wilderness® pie and pastry fruit fillings and Open Pit® barbecue sauces. Our Birds Eye Frozen Division manages brands such as Birds Eye®, Birds Eye Steamfresh®, C&W®, McKenzie’s®, and Freshlike® frozen vegetables, Birds Eye Voila!® complete bagged frozen meals, Van de Kamp’s® and Mrs. Paul’s® frozen prepared seafood, Hungry-Man® frozen dinners and entrées, Aunt Jemima® frozen breakfasts, Lender’s® frozen and refrigerated bagels, and Celeste® frozen pizza. Our Specialty Foods Division manages Tim’s Cascade Snacks®, Hawaiian® kettle style potato chips, Erin’s® popcorn, Snyder of Berlin® and Husman’s® snacks in addition to our food service and private label businesses. Further information is available at www.pinnaclefoods.com.

Forward-Looking Statements

This press release contains statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain “forward-looking statements.” Such forward-looking statements include information concerning the anticipated acquisition of the Wish-Bone® business and our possible or assumed future results of operations, including the impact of the acquisition of the Wish-Bone® business on such results. These statements often include words such as “approximate,” “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Actual results may differ materially as a result of various factors, some of which are beyond our control, including but not limited to: general economic and business conditions, deterioration of the credit and capital markets, industry trends, the loss of any of our major customers or suppliers, changes in demand for our or Wish-Bone® or Western® products, changes in distribution channels or competitive conditions in the markets where we operate, costs of integrating acquisitions, including the Wish-Bone® business, loss of our intellectual property rights, fluctuations in price and supply of raw materials, seasonality, our reliance on co-packers to meet our manufacturing needs and the other risks and uncertainties detailed in our final prospectus filed with the Securities and Exchange Commission on March 28, 2013 and subsequent reports filed with the Securities and Exchange Commission. Although we believe that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Unless otherwise required by law, we also disclaim any obligation to update our view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made in this press release.